Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS:

•
FOURTH QUARTER REVENUE OF $129.2 MILLION, DOWN 4% SEQUENTIALLY AND UP SLIGHTLY YEAR-OVER-YEAR
•
FOURTH QUARTER OPERATING INCOME OF $14.2 MILLION; EX-ITEMS, $15.7 MILLION, DOWN 14% SEQUENTIALLY, UP 4% YEAR-OVER-YEAR
•
FOURTH QUARTER OPERATING MARGINS, EX-ITEMS, OF 12%
•
FOURTH QUARTER GAAP EPS OF $0.15; EX-ITEMS, $0.22, DOWN 12% SEQUENTIALLY, UP 16% YEAR-OVER-YEAR
•
FOURTH QUARTER FREE CASH FLOW OF $16.2 MILLION, UP OVER 50% SEQUENTIALLY
•
DEBT LEVERAGE RATIO REDUCED TO 1.31, AND NET DEBT REDUCED BY $11.7 MILLION
•
COMPANY REPURCHASED 264,982 SHARES OF COMMON STOCK, A VALUE OF $4.9 MILLION, DURING THE FOURTH QUARTER
•
COMPANY ANNOUNCES Q1 2025 QUARTERLY DIVIDEND

•
FULL YEAR REVENUE OF $523.8 MILLION, UP 3%
•
FULL YEAR OPERATING INCOME OF $58.6 MILLION; EX-ITEMS, $65.3 MILLION, UP 7%
•
FULL YEAR GAAP EPS OF $0.66; EX-ITEMS, EPS OF $0.87, UP 9%
•
FULL YEAR FREE CASH FLOW OF $43.4 MILLION, UP OVER 200% COMPARED TO 2023

HOUSTON (January 29, 2025) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported fourth quarter 2024 revenue of $129,200,000. Core’s operating income was $14,200,000, with diluted earnings per share ("EPS") of $0.15, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $15,700,000, yielding operating margins of 12%, and EPS, ex-items, of $0.22. For the full year 2024, revenue of $523,800,000 was up 3% compared to 2023, generating operating income, ex-items, of $65,300,000 with incremental margins of 29%. The Company’s full year EPS, ex-items, was $0.87, representing year-over-year growth of 9%. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “Our full year financial results delivered improvements in revenue, operating income, operating margins, free cash flow and earnings per share. Our performance was driven by resilient demand for our Reservoir Description services which continued to grow across our international laboratory network despite headwinds from reduced U.S. land activity and disruptions caused by on-going geopolitical conflicts and associated sanctions. Core’s investments to expand capabilities in the Middle East are now yielding returns. While Production Enhancement experienced higher international product sales and increased demand for Core’s completion diagnostic services, full year financial performance was adversely impacted by lower levels of onshore well completions in the U.S. compared to 2023. The Company also continued to strengthen its balance sheet by reducing debt. As of December 31, 2024, our debt leverage ratio was reduced to 1.31, the lowest it has been in over eight years. Core remains focused on executing its strategic business priorities which include further reduction of debt and strengthening the balance sheet. In addition, we will remain active in pursuit of growth opportunities and maintain our long-standing practice of returning excess free cash to our shareholders, as we did in the fourth quarter through a combination of share buybacks and our quarterly dividend.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the fourth quarter of 2024 was $86,800,000, down 2% sequentially, however, up 3% from last year. Operating income on a GAAP basis was $16,600,000, while operating income, ex-items, was $14,100,000, yielding operating margins over 16%, expanding 170 basis points, year-over-year. The segment’s financial performance in the fourth quarter was adversely impacted by a sequential decline in U.S. land activity, as well as on-going international geopolitical conflicts and associated sanctions. These factors were somewhat offset by continued growth in demand for reservoir rock and fluid analysis in several international regions. For the full year 2024, the segment’s revenue of $346,100,000 increased 4%, generating operating income, ex-items, of $52,800,000 with incremental margins over 58%.

In the fourth quarter of 2024, Core Lab completed a laboratory study for a Middle Eastern National Oil Company (“NOC”) that utilized Core’s proprietary Nuclear Magnetic Resonance (“NMR”) technologies. The study combined 2D High Frequency and Low Frequency NMR instrumentation to investigate the reservoir rocks at varying temperatures. By utilizing multiple NMR frequencies and other proprietary technologies, Core’s scientists were able to differentiate liquid (potentially movable) from solid (immovable) hydrocarbon phases in the rock samples. This critical distinction is often very difficult to determine from traditional down-hole log analysis techniques. Without the analytical results and interpretations provided by Core Lab, the NOC might have overestimated recoverable reserves in the target stratigraphic horizon.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted fourth quarter 2024 revenue of $42,400,000, down 7% sequentially and 3% year-over-year. Operating loss on a GAAP basis was $(2,600,000), while operating income, ex-items, was $1,500,000, yielding operating margins of 4%. The sequential and year-over-year decline in revenue reflects lower U.S. onshore completion activity which resulted in a decline in product sales. However, improved demand for completion diagnostic services and international product sales somewhat offset the soft U.S. onshore market. For the full year 2024, the segment’s revenue of $177,700,000 was comparable to full year 2023, despite the decrease in U.S. onshore well completion activity.

In the fourth quarter of 2024, Core Lab collaborated with a leading oilfield services company operating in Southeast Asia to improve productivity from a low permeability gas reservoir. The Company’s Production Enhancement team deployed the Company’s proprietary STIMGUNTM propellant technology to improve hydrocarbon flow from the reservoir. Core’s approach combined conventional perforating energetics with even higher energy STIMGUNTM propellant stimulation to achieve improved near-well bore permeability. When activated, STIMGUNTM releases an engineered, sequenced, and controlled burst of energy that creates fracture networks inside the rock formation, adjacent to the perforation tunnels. This international project, which employed more than 1,200 feet of STIMGUNTM, resulted in a 55% increase in expected natural gas production, highlighting the exceptional performance of Core’s proprietary completion technology.

Also in the fourth quarter of 2024, Core Lab was engaged by an operator in Canada to determine oil flow from conventional wells where a single vertical borehole had multiple horizontal legs. The operator wanted to identify which legs were contributing oil production to the vertical borehole. By placing unique, engineered, solid particle FlowProfiler™ oil tracers into each horizontal leg, the operator was able to confirm oil production from 87% of the traced legs after thirty days of flow. As an enhancement to this service, Core Lab has recently introduced FlowProfiler™ water tracers, which will allow operators to determine both water and oil production from each of the horizontal legs.

Liquidity, Free Cash Flow, Share Repurchases, and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the fourth quarter of 2024, cash from operations was $20,600,000 and capital expenditures were $4,400,000, yielding FCF of $16,200,000. The Company generated $43,400,000 of FCF for the twelve months ending December 31, 2024, an improvement of over 200% compared to full year 2023. The year-over-year improvement in FCF reflects higher profitability, as well as better management of inventory and working capital.

In the fourth quarter, Core Lab used a portion of this FCF to repurchase 264,982 shares at an aggregate purchase price of $4,900,000.

As of December 31, 2024, Core’s net debt (defined as long-term debt less cash and cash equivalents) was $108,800,000, which was reduced by $11,700,000 during the quarter and by $42,000,000 for the full year. The Company’s leverage ratio (calculated as total net debt divided by adjusted EBITDA for the last four quarters) was reduced to 1.31 as of December 31, 2024, which improved from 1.47 as of September 30, 2024.

Core expects to continue generating positive FCF in future quarters. The Company will remain focused on executing its strategic business initiatives while also further reducing its leverage ratio. In addition, Core Lab will continue to evaluate allocation of capital and other uses of free cash.

On October 23, 2024, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on November 25, 2024, to shareholders of record on November 4, 2024.

On January 29, 2025, the Board approved a cash dividend of $0.01 per share of common stock payable on March 3, 2025, to shareholders of record on February 10, 2025.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, the Company’s ROIC for the fourth quarter of 2024 improved to 10.3%.

Industry and Core Lab Outlook and Guidance

As 2025 unfolds, Core will continue to execute its strategic plan of technology investments targeted to both solve client problems and capitalize on Core’s growth opportunities. A cautious near-term approach was adopted by operators in the back half of 2024, driven by concerns over a potential imbalance between crude oil supply and demand. However, Core maintains its constructive long-term outlook on international upstream projects for 2025 and beyond. The IEA, EIA and OPEC+ continue to forecast growth in crude oil demand between approximately 1.1 and 1.4 million barrels per day for 2025, which is in addition to the natural decline of production from existing fields. As such, continued investment in the development of onshore and offshore crude oil fields will be required to meet demand.

In the near term, the Company expects that crude oil markets will remain volatile due to global economic uncertainties and geopolitical risks. In January of 2025, expanded sanctions 1) impacted the maritime movement and trading of crude oil and derived products, along with the demand for necessary laboratory assay work, and 2) prohibited product sales and services to a broader group of entities.

In alignment with this outlook, Core will remain well-engaged on long-cycle international projects. Looking ahead, as international project activity is expected to be steady, committed long-term upstream projects from the South Atlantic Margin, North and West Africa, Norway, the Middle East, and certain areas of Asia Pacific support mid-single digit year-over-year growth in demand for Core Lab’s services and products. In the U.S., onshore activity is projected to be flat to slightly down compared to 2024.

In addition to the geopolitical risks and recently expanded sanctions, Core expects typical sequential seasonal industry patterns will cause activity in the first quarter of 2025 to decline in some regions. Severe weather in the U.S. and Mediterranean regions resulted in suspended client activities and facility closures. As such, Core projects Reservoir Description’s first quarter revenue to range from $82,000,000 to $85,000,000, with operating income of $9,000,000 to $10,700,000. For the first quarter 2025, onshore U.S. drilling and completion activity was adversely impacted by freezing conditions and continued to decline throughout January; however, activity is expected to improve as the quarter unfolds. Consequently, Production Enhancement’s first quarter revenue is expected to range from $39,000,000 to $42,000,000, with operating income of $1,100,000 to $2,000,000.

The Company’s first quarter 2025 revenue is projected to range from $121,000,000 to $127,000,000, with operating income of $10,200,000 to $12,800,000, yielding operating margins of approximately 9%. Core’s effective tax is projected at approximately 25% for 2025. This change in the effective tax rate is projected to increase income tax expense for the first quarter of 2025 by approximately $500,000. As such, EPS for the first quarter of 2025 is expected to be $0.12 to $0.16.

The Company’s first quarter 2025 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's fourth quarter and full year 2024 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, January 30, 2025. To register for the listen-only webcast, log on to www.corelab.com 15 minutes before the start of the call. For those not available to listen to the live webcast, a replay and transcript will be available on the Company’s website shortly after the call. Analysts may contact jenna.palfrey@corelab.com for conference call dial-in information.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the redomestication of the parent company from the Netherlands to the United States, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations

Phone: +1 713 328 6210

E-mail: investor.relations@corelab.com

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarter Ended			% Variance
	December 31, 2024	September 30, 2024	December 31, 2023	vs. Q3-2024	vs. Q4-2023
REVENUE	$129,237	$134,397	$128,210	(3.8)%	0.8%

OPERATING EXPENSES:
Costs of services and product sales	106,199	106,805	101,517	(0.6)%	4.6%
General and administrative expense	9,080	8,642	8,665	5.1%	4.8%
Depreciation and amortization	3,664	3,676	3,874	(0.3)%	(5.4)%
Other (income) expense, net	(3,880)	(4,529)	(427)	NM	NM
Total operating expenses	115,063	114,594	113,629	0.4%	1.3%

OPERATING INCOME	14,174	19,803	14,581	(28.4)%	(2.8)%
Interest expense	2,629	3,108	3,618	(15.4)%	(27.3)%
Income before income taxes	11,545	16,695	10,963	(30.8)%	5.3%
Income tax expense	4,076	4,691	8,529	(13.1)%	(52.2)%
Net income	7,469	12,004	2,434	(37.8)%	206.9%
Net income attributable to non- controlling interest	66	259	235	NM	NM
Net income attributable to Core Laboratories Inc.	$7,403	$11,745	$2,199	(37.0)%	236.7%

Diluted earnings per share	$0.16	$0.25	$0.05	(36.0)%	220.0%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.15	$0.25	$0.05	(40.0)%	200.0%

Diluted weighted average common shares outstanding	47,773	47,820	47,557	(0.1)%	0.5%

Effective tax rate	35%	28%	78%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$86,793	$88,840	$84,628	(2.3)%	2.6%
Production Enhancement	42,444	45,557	43,582	(6.8)%	(2.6)%
Total	$129,237	$134,397	$128,210	(3.8)%	0.8%

Operating income:
Reservoir Description	$16,643	$16,487	$12,259	0.9%	35.8%
Production Enhancement	(2,597)	3,232	2,195	(180.4)%	(218.3)%
Corporate and Other	128	84	127	NM	NM
Total	$14,174	$19,803	$14,581	(28.4)%	(2.8)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Year Ended December 31,		% Variance
	2024	2023
REVENUE	$523,848	$509,790	2.8%

OPERATING EXPENSES:
Costs of services and product sales	420,522	399,957	5.1%
General and administrative expense	39,770	40,259	(1.2)%
Depreciation and amortization	14,953	15,784	(5.3)%
Other (income) expense, net	(9,953)	(850)	NM
Total operating expenses	465,292	455,150	2.2%

OPERATING INCOME	58,556	54,640	7.2%
Interest expense	12,369	13,430	(7.9)%
Income before income taxes	46,187	41,210	12.1%
Income tax expense	14,034	4,185	235.3%
Net income	32,153	37,025	(13.2)%
Net income attributable to non-controlling interest	753	350	NM
Net income attributable to Core Laboratories Inc.	$31,400	$36,675	(14.4)%

Diluted earnings per share	$0.67	$0.78	(14.1)%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.66	$0.77	(14.3)%

Diluted weighted average common shares outstanding	47,685	47,523	0.3%

Effective tax rate	30%	10%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$346,146	$333,345	3.8%
Production Enhancement	177,702	176,445	0.7%
Total	$523,848	$509,790	2.8%

Operating income:
Reservoir Description	$51,466	$41,039	25.4%
Production Enhancement	6,612	12,519	(47.2)%
Corporate and Other	478	1,082	(55.8)%
Total	$58,556	$54,640	7.2%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	December 31, 2024	September 30, 2024	December 31, 2023	vs. Q3-2024	vs. Q4-2023

Cash and cash equivalents	$19,157	$21,474	$15,120	(10.8)%	26.7%
Accounts receivable, net	111,761	117,591	109,352	(5.0)%	2.2%
Inventories	59,402	65,490	71,702	(9.3)%	(17.2)%
Other current assets	36,286	30,672	26,962	18.3%	34.6%
Total current assets	226,606	235,227	223,136	(3.7)%	1.6%

Property, plant and equipment, net	97,063	97,606	99,626	(0.6)%	(2.6)%
Right of use assets	56,488	56,650	53,842	(0.3)%	4.9%
Intangibles, goodwill and other long-term assets, net	210,249	210,983	209,791	(0.3)%	0.2%
Total assets	$590,406	$600,466	$586,395	(1.7)%	0.7%

LIABILITIES AND EQUITY:

Accounts payable	$34,549	$33,627	$33,506	2.7%	3.1%
Operating lease liabilities	10,690	11,435	10,175	(6.5)%	5.1%
Other current liabilities	52,347	49,876	44,416	5.0%	17.9%
Total current liabilities	97,586	94,938	88,097	2.8%	10.8%

Long-term debt, net	126,111	139,872	163,134	(9.8)%	(22.7)%
Long-term operating lease liabilities	43,343	43,727	42,076	(0.9)%	3.0%
Other long-term liabilities	65,629	65,508	63,281	0.2%	3.7%

Total equity	257,737	256,421	229,807	0.5%	12.2%
Total liabilities and equity	$590,406	$600,466	$586,395	(1.7)%	0.7%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,153	$37,025
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	3,755	13,971
Depreciation and amortization	14,953	15,784
Deferred income taxes	674	(10,811)
Accounts receivable	(3,612)	(2,618)
Inventories	9,367	(12,976)
Accounts payable	519	(12,878)
Other adjustments to net income	(1,421)	(2,708)
Net cash provided by operating activities	56,388	24,789

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,028)	(10,579)
Net proceeds from life insurance policies and from insurance recovery	4,878	3,375
Other investing activities	1,756	552
Net cash used in investing activities	(6,394)	(6,652)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(82,000)	(211,000)
Proceeds from long-term debt	44,000	202,000
Equity related transaction costs	(756)	(4,068)
Dividends paid	(1,876)	(1,868)
Repurchase of common stock	(5,306)	(2,202)
Other financing activities	(19)	(1,307)
Net cash used in financing activities	(45,957)	(18,445)

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,037	(308)
CASH AND CASH EQUIVALENTS, beginning of year	15,120	15,428
CASH AND CASH EQUIVALENTS, end of year	$19,157	$15,120

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Quarter Ended
	December 31, 2024	September 30, 2024	December 31, 2023
GAAP reported	$14,174	$19,803	$14,581
Stock compensation (1)	(771)	(1,364)	—
Inventory and asset write-downs, lease abandonment and severance (2)	4,115	—	—
Gain on insurance recovery (3)	(2,572)	—	—
Foreign exchange losses (gains)	761	(239)	468
Excluding specific items	$15,707	$18,200	$15,049

	Net Income Attributable to Core Laboratories Inc.
	Quarter Ended
	December 31, 2024	September 30, 2024	December 31, 2023
GAAP reported	$7,403	$11,745	$2,199
Stock compensation (1)	(617)	(1,091)	—
Inventory and asset write-downs, lease abandonment and severance (2)	3,292	—	—
Gain on insurance recovery (3)	(2,058)	—	—
Foreign exchange losses (gains)	610	(191)	374
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (4)	1,766	1,351	6,336
Excluding specific items	$10,396	$11,814	$8,909

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Quarter Ended			Year ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024
GAAP reported	$0.15	$0.25	$0.05	$0.66
Stock compensation (1)	(0.01)	(0.02)	—	0.02
Inventory and asset write-downs, lease abandonment and severance (2)	0.07	—	—	0.11
Gain on insurance recovery (3)	(0.04)	—	—	(0.04)
Foreign exchange losses (gains)	0.01	(0.01)	0.01	0.02
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (4)	0.04	0.03	0.13	0.10
Excluding specific items	$0.22	$0.25	$0.19	$0.87

(1) The quarters ended September 30, 2024 and December 31, 2024 include reversals of stock compensation expense previously recognized due to a change in probability of performance conditions for certain executives' share awards. The year ended December 31, 2024 includes reversals of stock compensation expense previously recognized due to a change in probability of performance conditions for certain executives' share awards and the acceleration of stock compensation expense associated with employees reaching eligible retirement age.

(2) Includes the write-down of leasehold improvements, right of use assets and/or other assets and exit costs associated with consolidation of certain facilities.
(3) Includes gain on insurance recovery associated with the fire incident in one of the Company's U.K. facilities.

(4) The quarters ended September 30, 2024 and December 31, 2024, and the year ended December 31, 2024, includes the effect to reflect tax expense at a normalized rate of 20%. The quarter ended December 31, 2023 includes the reversal of certain net deferred tax liabilities which will not be realized as a result of the Company's redomestication from the Netherlands to the United States and the effect to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Quarter Ended December 31, 2024
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$16,643	$(2,597)	$128
Stock compensation (1)	(489)	(282)	—
Inventory and asset write-downs, lease abandonment and severance (2)	—	4,115	—
Gain on insurance recovery (3)	(2,572)	—	—
Foreign exchange losses (gains)	549	271	(59)
Excluding specific items	$14,131	$1,507	$69

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 10.3% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $40.9 million divided by Average Total Invested Capital ("Average TIC") of $397.6 million, where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense, less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity, plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is defined as net cash provided by operating activities (which is the most directly comparable GAAP measure) less cash paid for capital expenditures. Management believes that free cash flow provides useful information to investors regarding the cash available in the period in excess of Core’s needs to fund its capital expenditures and operating activities. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash does not represent residual cash available for distribution because Core may have other non-discretionary expenditures that are not deducted from the measure. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Quarter Ended	Year Ended
	December 31, 2024	December 31, 2024
Net cash provided by operating activities	$20,615	$56,388
Capital expenditures	(4,381)	(13,028)
Free cash flow	$16,234	$43,360

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